EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 4, 2017—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2017, of $15.5 million, or 45 cents per share, compared to $16.2 million, or 47 cents per share, for the same period in the prior year.

During the second quarter of 2017, net income decreased slightly, primarily due to the timing of 2017 operating and maintenance costs in the second quarter and unfavorable weather conditions. The average temperature for April was 50 degrees in 2017 compared to 46 degrees in 2016.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 149,000 customers in Dane County, Wis., and purchases and distributes natural gas to 154,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended June 30,	2017	2016
Operating revenue	$126,463	$121,576
Operating income	$26,551	$28,212
Net income	$15,543	$16,150
Earnings per share (basic and diluted)	$0.45	$0.47
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Six Months Ended June 30,	2017	2016
Operating revenue	$283,286	$269,103
Operating income	$59,461	$57,743
Net income	$34,843	$33,178
Earnings per share (basic and diluted)	$1.01	$0.96
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com